Exhibit 10.46
28 March 2011
Philip Emery
Langley, England
Dear Philip,
This letter confirms the changes to the terms and conditions of your employment, as set forth below, which take effect 1st April 2011.

Pension:	Group Personal Pension Plan. The company contributions are capped at the lesser of (a) 15% of your then-current annual base salary or (b) the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e. £50,000 per annum for the 2011-2012 tax year), to be contributed monthly by the Company. You are not required to contribute in order to receive these Company contributions, but in the event that the Company’s contributions are less than the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e. £50,000 per annum for the 2011-2012 tax year), you can contribute the difference between the Company’s contributions and the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e., based on your current base salary of £285,000, you can contribute £7,250 for the 2011-2012 tax year).
All other terms and conditions of your employment remain unchanged. Please sign below and return this letter to Lee Golding in Human Resources in order to take advantage of these benefits.
Yours sincerely,
/s/ Gordon Wilson
Gordon Wilson
Deputy CEO Travelport & President and CEO Travelport GDS
Director, Travelport International Limited
I, Philip Emery, confirm that I accept and understand the terms contained within this letter.

Signature	/s/ Philip Emery

Date	29-03-11

Travelport International Ltd. Registered Office: Axis One, Axis Park, 10 Hurricane Way, Langley, Berkshire, SL3 8AG,
United Kingdom
Registered in England and Wales No. 1254977